As filed with the Securities and Exchange Commission on March 9, 1998
                                            Registration No. 333-

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM S-3

                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933

                          ---------------------

                          The Panda Project, Inc.
            ------------------------------------------------
            (name of registrant as specified in its charter)


         Florida                                    65-0323354
-------------------------                   -------------------------
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                  Identification No.)




                             901 Yamato Road
                       Boca Raton, Florida  33431
                             (561) 994-2300
             ---------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             ---------------------------------------------
                            C. Daryl Hollis
          Executive Vice President and Chief Financial Officer
                        The Panda Project, Inc.
                            901 Yamato Road
                      Boca Raton, Florida  33431
                             (561) 994-2300
             ---------------------------------------------
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)

             ---------------------------------------------

Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the
following box.  [   ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than in connection with dividend or interest reinvestment plans, check the following box. [ X ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering. [   ]
                                                              -------
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [   ]
                             -------
   If delivery of the Prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]




                        CALCULATION OF REGISTRATION FEE


                                  Proposed    Proposed
Title of Each                     Maximum     Maximum
  Class of       Amount           Offering    Aggregate     Amount of
Securities to     to be           Price per   Offering    Registration
be Registered  Registered         Unit (1)    Price (1)       Fee
-------------  ----------         ---------   ---------   ------------

Common Stock,
$.01 par
value
per share  2,150,000 shares (2)   $  4.66     $10,019,000 $  3,005.70


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices for the Common Stock on March 4, 1998 reported on the Nasdaq National Market.

(2) Includes shares of Common Stock which may be offered pursuant to this Registration Statement consisting of an estimated 2,000,000 shares issuable upon conversion of Series A Convertible Preferred Stock and 150,000 shares issuable upon exercise of Common Stock Purchase Warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock and Common Stock Purchase Warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions (including floating conversion prices) in accordance with Rule 416.

             ---------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         SUBJECT TO COMPLETION - DATED March 9, 1998

Prospectus
                        2,150,000 Shares

                     THE PANDA PROJECT, INC.

                          Common Stock
                       -------------------

     All of the shares of common stock, par value $.01 per share ("Common Stock"), of The Panda Project, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain securityholders of the Company (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

     The Shares covered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest, on the Nasdaq National Market, in the over the counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution".

     The Selling Securityholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company and the Selling Securityholders have agreed to certain indemnification arrangements with respect to the offering. See "Plan of Distribution".

     The Common Stock is traded on the Nasdaq National Market under the symbol "PNDA". On March 4, 1998, the closing sale price of the Common Stock on the Nasdaq National Market was $4.56 per share.

     The shares of Common Stock offered hereby represent approximately 17.6% of the total number of shares outstanding at March 4, 1998. Sales of all or part of the Shares offered hereby could have a negative impact on the market price of the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. See "Risk Factors -- Negative Effect of Future Sales of Stock on Market Prices and Ability to Raise Capital" and "Plan of Distribution."

     The Company will pay all the expenses, estimated to be $20,000, in connection with this offering, other than selling expenses and underwriting discounts, if applicable.
                 -----------------------------------

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 3.

                 -----------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
         OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                   THE CONTRARY IS A CRIMINAL OFFENSE.

                 -----------------------------------

             The date of this Prospectus is March 9, 1998.

                     TABLE OF CONTENTS



                                                               Page
                                                               ----

Available Information.......................................     4

Incorporation of Certain Documents by Reference.............     4

Risk Factors................................................     6

Year 2000 Issues............................................     14

Use of Proceeds.............................................     14

Selling Securityholders.....................................     14

Plan of Distribution........................................     15

Description of Capital Stock................................     16

Experts.....................................................     19

                         AVAILABLE INFORMATION

     The Panda Project, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Shares (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. The Commission also makes electronic filings publicly available in the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

     Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.


           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

     (2)   The Company's Quarterly Reports on Form 10-Q and Form
10-Q/A for the quarters ended June 30, 1997 and September 30, 1997;

     (3) The Company's Current Reports on Form 8-K filed October 6, 1997, January 14, 1998 and February 11, 1998; and

     (4) The Company's Registration Statement on Form 8-A filed May 5, 1994, registering the Common Stock under Section 12(g) of the
Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to The Panda Project, Inc., 901 Yamato Road, Boca Raton, Florida 33431, Attention:
Chief Financial Officer, (561) 994-2300.

                             RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made only as of the date of this Prospectus. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

     1. Limited Product Development And Operating History. The Company has a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in the evolving electronics industry, which is characterized by an increasing number of market entrants and intense competition, as well as those encountered in the shift from development to commercialization of new products based on innovative technologies.

     2. Limited Revenues; History Of Significant Losses; Accumulated Deficit; Anticipated Future Losses. To date, the Company has generated limited revenues from the sale of its Computer Systems, from licensing fees and from the activities associated with its grant from the Defense Advanced Research Projects Agency. The Company does not anticipate deriving larger revenues from operations until such time, if ever, that greater numbers of its Computer Systems, semiconductor packages and connectors can be sold, as to which there can be no assurance. Since inception (April 8, 1992), the Company has incurred significant net losses, including losses of $1,800,340, $6,931,346, $23,894,426 and $20,874,101 during the fiscal years ended
March 31, 1994, 1995, 1996 and 1997, respectively, and $6,231,792 during the six months ended September 30, 1997 resulting in an accumulated deficit of $60,147,693 as of September 30, 1997. In addition, the Company anticipates losses to continue at least through March 31, 1998. Inasmuch as the Company expects to continue to incur operating expenses totalling approximately $1,000,000 per month related to its research and development and sales and marketing activities (including salaries of executive, technical and research and development personnel), the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. There can be no assurance that the Company will ever be able to generate sufficient revenues to achieve profitable operations.

     3. Significant Capital Requirements; Possible Need For Additional Financing. The Company's capital requirements in connection with its operations and development activities have been significant, and such requirements may continue to be significant if the Company receives large numbers of purchase orders for its Computer Systems, semiconductor packages and connectors. The Company has been dependent primarily upon the proceeds of sales of its securities to fund its activities since inception. During the period from inception through February 15, 1998, the Company raised capital of approximately $69 million (after deduction of underwriting discounts, commissions and other selling costs) through the sale of Common Stock, Series A Convertible Preferred Stock, warrants and subordinated debentures and from the exercise of stock options and warrants. Since June 1996, the Company has entered into five agreements to license its VSPA and Compass Connector technologies and has begun to receive revenues under two of these agreements. In addition, the Company has taken actions to significantly reduce its expenses in all areas, including compensation and benefits, research and development and selling and administrative expenses.

     In February 1998, the Company issued 600 shares of Series A Convertible Preferred Stock ("Series A Preferred") for an aggregate purchase price of $6,000,000. The terms of the Series A Preferred provide that upon the occurrence of certain "Triggering Events", including suspension of sales under the Registration Statement, failure of the Company's Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the Nasdaq National Market or the Nasdaq SmallCap Market, or failure of the Company to convert shares of Series A Preferred as required, each holder of Series A Preferred shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Series A Preferred. Any requirement that the Company redeem a substantial amount of Series A Preferred would have a material adverse impact on the Company, including possibly requiring the Company to cease or significantly curtail its operations. See "Description of Capital Stock -- Series A Convertible Preferred Stock."

     In the event the Company's working capital, as augmented by proceeds from any sales revenue, prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, or otherwise), the Company would be required to seek additional financing. Furthermore, depending upon the Company's progress in the development of its products and technology and manufacturing capabilities, acceptance of its products and technology by third parties, and the state of the capital markets, the Company may also determine that it is advisable to raise additional equity capital. In addition, in the event that the Company receives a larger than anticipated number of purchase orders for its Computer Systems or VSPA semiconductor package, it may require resources substantially greater than it currently has or than are otherwise available to the Company, and the Company may be required to raise additional capital or engage third parties (as to which engagement there can be no assurance) to assist the Company in meeting such orders. The Company has no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to the Company when needed on commercially reasonable terms or at all. The inability of the Company to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders may be substantially diluted.

     4. Uncertainty Of Market Acceptance. The products and technologies currently being sold or developed by the Company utilize newly developed designs. Although the Company believes that its existing and proposed technology and products represent significant advancements in semiconductor packaging and computer technology, demand for the Company's existing and proposed products is subject to a high degree of uncertainty, as is typical in the case of newly-developed products. Achieving marketing acceptance for the Company's technology and existing and proposed products will require substantial marketing efforts and expenditure of significant funds to educate key original equipment manufacturers ("OEMs") and value-added resellers ("VARs") and end users as to the distinctive characteristics and anticipated benefits of the Company's proposed products and technologies. Many OEMs and VARs manufacture and/or sell components and computers competitive with those being developed by the Company and have achieved significant market acceptance for their products. Accordingly, due to their commitment to their own products, such entities may be inhibited from doing business with the Company. In addition, many OEMs and VARs may be reluctant to use or sell the Company's products and technologies until a sufficient number of other OEMs and VARs have already committed to do so. The Company has hired sales and marketing personnel for its Computer Systems and for its VSPA semiconductor package and Compass Connector, and it has established a network of twelve independent sales organizations to supplement the Company's internal sales force. The Company's ability to generate revenue from the sale of Computer Systems or the licensing or sale of Computer Systems, VSPA semiconductor packages or Compass Connectors will be dependent upon, among other things, its ability to effectively use the internal sales force and its network of independent sales organizations to market its products. There can be no assurance that the Company's marketing efforts will be successful.

     5. Uncertainty Of Product And Technology Development; Technological Factors; Dependence On Third-Party Product Design Changes. The Company's success will depend in part upon its products and technology meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. There can be no assurance that the Company's products and technology will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in their development or commercialization. In addition, technology as complex as that which will be incorporated into the Company's proposed products may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay the Company's plans and cause it to incur additional costs which would have a material adverse effect on the Company. The Company's success will also be dependent upon the Company's ability to adapt its products to be compatible with the products of third-party manufacturers of computer products. In addition, the Company will be dependent on certain potential customers redesigning or otherwise modifying their products to fully utilize the Company's proposed products and technology. Although the Company believes that potential customers will undertake such modifications to take advantage of the anticipated performance advantages of the Company's proposed products, the costs of making such adaptations could prevent them from doing so on a timely basis, or at all. The failure of the Company to adapt its products and technology to be compatible with products of third-party manufacturers or the failure of potential customers to make necessary modifications or to redesign their products to accommodate the Company's products could have a material adverse effect on the Company's ability to sell or license its proposed products or technology.

     6. Competition; Technological Obsolescence. The markets that the Company intends to enter are characterized by intense competition. The Company's Computer Systems compete with computers offered by such companies as Silicon Graphics, Inc., Sun Microsystems, Inc., Dell Computer Corporation, Compaq Computer Corporation, Gateway 2000, Hewlett-Packard Co. and other smaller companies. The Company's Technology Products compete with semiconductor packages and connectors offered by numerous manufacturers. Many of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and servicing of their products and technology. Certain of these competitors dominate their industries and have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for semiconductor packages, related technologies and/or computers. In addition, certain companies may be developing technologies or products of which the Company is unaware, which may be functionally similar, or superior, to some or all of the Company's products and technologies. Accordingly, the ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner additional products and technology, to continually enhance and improve its existing and proposed products, to adapt its products to be compatible with specific products manufactured by others, and to successfully develop and market new products. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its products or technology or adapt them satisfactorily.

     7. Dependence On Manufacturers And Suppliers; Lack Of Manufacturing Experience And Capability. The Company has developed the ability to manufacture the VSPA semiconductor package in its own facility in Boca Raton, Florida. The automated machinery used in the manufacturing process has been designed and built by the Company to produce VSPA parts based on anticipated customer demand. The machines have a wide range of flexibility in terms of the pin count of the VSPA packages they will produce, and expected production capacity ranges from 235,000 parts per month to 290,000 parts per month, depending upon the pin count of the package. Two automated machines have been produced and a third is in production, and commercial scale production of the VSPA product has recently commenced. There can be no assurance that the Company will be able to complete additional machines within a reasonable period of time, or be capable of producing the quantities of VSPA that are anticipated. In the event the Company is unable to produce VSPA in high volumes within a reasonable period of time, or at all, delays in securing alternative manufacturing sources would result and would have a material adverse effect on the Company's operations.

     The Company has developed the capability to manufacture the Compass Connector products required for its Computer Systems in its own facility in Boca Raton, Florida. The Company has also entered into an agreement with Sun Precision Works, Pvt. Ltd. for the production of the male connector component of the Compass Connector. Although the Company's supply of this component is currently adequate to meet its needs, no assurance can be given that such supplier can produce such component in sufficient quantities in the future. The Company has an arrangement with LG Cable & Machinery Ltd. to supply the Compass V Connector which the Company expects to use in the certain models of its Rock City computers. Although the Company anticipates that it will be able to obtain Compass V Connectors from LG Cable & Machinery Ltd. under this arrangement, no assurance can be given that the supply of such component will be in quantities sufficient to meet the Company's needs.

     The Company anticipates that it will be dependent on third parties for the manufacture and/or assembly of printed circuit boards, chassis and other subassemblies, as well as for the supply of various of the components, incorporated into the Computer Systems, and for performing the final assembly configuration, certain quality control testing and delivery of such computers. Although the Company has an arrangement with a contract manufacturer to manufacture certain subassemblies and to assemble certain models of the Computer Systems, there can be no assurance that such manufacturer will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. In addition, the failure or delay by the Company's suppliers in fulfilling its anticipated component needs would adversely affect the Company's ability to develop and market its products and technology. The Company believes that these components are available from multiple sources, and the Company anticipates that it will obtain certain of them from a single or limited number of sources of supply. In the event that certain of such suppliers are unable or unwilling to provide the Company with components to be used in the Computer Systems on commercially reasonable terms, or at all, delays in securing alternative sources of supply could result in a material adverse effect on the Company's operations.

     At a future date, the Company may determine that the development of manufacturing capabilities with respect to the Computer Systems (and/or their subassemblies or components) is necessary or appropriate. The establishment of manufacturing and/or assembly capabilities may result in significant expense and is subject to numerous risks, including unanticipated technological problems and delays. The failure of the Company to successfully manufacture its Computer Systems would have a material adverse effect on the Company.


     8. Dependence On Key Personnel. The success of the Company will be dependent on the continued personal efforts of Stanford W. Crane, Jr., its Chairman, President and Chief Executive Officer and the principal inventor of its proprietary products and technologies, and certain other key personnel. Although Mr. Crane has entered into a five-year employment agreement with the Company which extends to January 1999, the agreement provides that he may resign by giving six months' notice at any time. The loss of his services would have a material adverse effect on the Company. The Company has obtained key-man insurance on Mr. Crane's life in the amount of $2,000,000. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, scientific, production and marketing personnel. Although the Company has been able to hire qualified personnel, there can be no assurance that the Company will be able to hire additional qualified personnel or retain such necessary personnel.

     9. Patents And Proprietary Information. The Company's success will depend on its ability to obtain patents, protect trade secrets, and operate without infringing on the proprietary rights of others. As of December 31, 1997, the Company had obtained eleven United States patents and an aggregate of 38 foreign patents. In addition, the Company had pending a total of 19 United States and 21 foreign patent applications. These patents and pending applications relate to VSPA, Compass PGA, various designs of the Computer Systems, the use of the Compass Connector in Compass PGA and in the Computer Systems, and a PCB manufacturing technology known as "Well Tech PCB". The Company's foreign patent filings have been made in selected countries, including the Republic of China (Taiwan), Germany, the United Kingdom, Ireland and France. The Company will continue to file applications in certain foreign jurisdictions to secure protection in those jurisdictions in accordance with the Patent Cooperation Treaty and the Paris Convention for the Production of Industrial Property (which allows such filings to relate back to the original filing date in the United States) covering the Company's technology and proposed products. To the extent possible, the Company also intends to file patent applications with respect to products and technology that it may develop in the future.

     There can be no assurance that any of the Company's pending patent applications will ultimately result in an issued patent. Moreover, the patent laws of other countries may differ from those of the United States as to the patentability of the Company's products or technology, and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by the Company to obtain patents for which applications are currently pending could have a material adverse effect on the Company's ability to commercialize successfully its proposed technology and products. Even if the Company is able to obtain such patents, there can be no assurance that any such patents will afford the Company commercially significant protection for its technology or products. In addition, other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. Although the Company believes that its technology has been independently developed and that its technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that any of the Company's technology or products, will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business. If the Company's technology or products were determined to infringe on the patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company. Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner or on acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, patent disputes are common in the computer industry and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action.

     The Company relies on confidentiality and nondisclosure arrangements with its employees, consultants and others involved with the Company's product and technological development efforts. There can be no assurance that these agreements will provide meaningful protection to the Company or that other companies will not acquire information which the Company considers proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of the Company.

     The Company has registered the Archistrat, VSPA J and Rock City trademarks with the U.S. Patent and Trademark Office and has applied for appropriate trademark, copyright and other legal protection for its product names, logos and other identifications. There can be no assurance that the Company will not be precluded by others from using any of such identifications or creating proprietary rights with respect to them.

     10. Dependence On The Crane-Panda Licensing Agreement; Potential Conflicts Of Interest. Pursuant to a license agreement entered into in January 1996 between the Company and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted the Company the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of the Company's Computer Systems and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and the Company relating to the Compass Connector. Under the Crane-Panda License, the Company is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Computer Systems or other computer system or assembly. The Company may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Computer Systems or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates the Company to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that the Company becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. The Company is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on the Company. Although actions of the Company with respect to the Crane-Panda License must be authorized by a majority of the Company's independent directors, and the Company and Mr. Crane would be represented by separate counsel in the event of a dispute concerning the Crane-Panda license, there can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to the Company. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of the date of this Prospectus, Mr. Crane had received no such payments.

     11. Substantial Control By Management. As of the date of this Prospectus, officers and directors of the Company own of record and beneficially approximately 34% of the issued and outstanding shares of Common Stock and are thus able to exert substantial influence over the policies and affairs of the Company.

     12. Risks Relating To Potential International Operations. Although the Company currently prices all of its international sales in U.S. dollars, future sales or licensing of its products or technologies outside the U.S. may be subject to the risks associated with fluctuations in currency exchange rates. The Company may also be subject to other risks associated with international operations, including tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies (which licenses may on occasion be delayed or difficult to obtain), unexpected changes in regulatory requirements, longer accounts receivable requirements, difficulties in managing international operations, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales or licenses and, consequently, on the Company's business and operations as a whole.

     13. Potential for Dilution; Registration Rights; Outstanding Options and Warrants. The Company currently has outstanding an aggregate of 600 shares of Series A Preferred. In the event certain conditions are met, the Company has the right to cause the issuance of
an additional 400 shares of Series A Preferred.   Shares of Series A
Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted ($10,000 per share) plus any accrued dividends are divided by a conversion price based on the lesser of a fixed conversion price or a floating conversion price based on the market price of the Common Stock. If converted on March 4, 1998, the outstanding Series A Preferred would be convertible into approximately 986,571 shares of Common Stock. Depending on market conditions at the time of conversion, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Series A Preferred. In addition, an increase in the amount of Common Stock in the public market as a result of such conversion could reduce the market price of the Common Stock.

     Pursuant to a Registration Rights Agreement dated February 11, 1998 (the "Registration Rights Agreement"), the shares of Common Stock into which the outstanding Series A Preferred may be converted plus shares of Common Stock issuable upon exercise of warrants to purchase up to 150,000 shares of Common Stock issued in connection with the sale of the Series A Preferred are being registered by means of the Registration Statement. In addition, the Company has also granted to Mr. Crane the right to include up to approximately 496,000 of his shares of Common Stock (which volume restrictions will be eliminated after May 16, 1999) each year in certain registration statements which may be filed by the Company. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

     As of February 15, 1998, the Company has reserved 2,750,321 shares of Common Stock, including 150,000 shares subject to warrants issued in connection with the sale of the Series A Preferred, for issuance upon the exercise of warrants. In the event the 400 additional shares of Series A Preferred described above are issued, the Company would be required to issue Warrants to purchase an additional 100,000 shares of Common Stock. In addition, the Company has reserved 1,160,776 shares of Common Stock as of December 31, 1997 for issuance to employees, officers, directors and consultants under its 1995 Employee Stock Incentive Plan, 1993 Performance Incentive Plan and Non-Employee Director Stock Option Plan. The price which the Company may receive for the Common Stock issuable upon exercise of such warrants and options will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such warrants and options, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. The exercise of all of the aforementioned securities may also adversely effect the terms under which the Company could obtain additional equity capital. Should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock.

     14. Antitakeover Statutes. Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

     15. Effect of Certain Charter and Bylaw Provisions. The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action of the shareholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company, including shares of Series A Preferred which are currently outstanding or may be issued in the future. In addition, the holders of Series A Preferred have certain redemption and other rights that may delay or prevent a merger or similar transaction. The Company's Amended and Restated Articles of Incorporation also provide for staggered terms for the members of the Board of Directors.
Certain provisions of the Company's By-laws, the issuance of Preferred Stock, certain provisions of the Company's Amended and Restated Articles Incorporation, and the staggered Board of Directors could have a depressive effect on the Company's stock price or discourage a hostile bid in which shareholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for the Company. See "Description of Capital Stock".


     16. Possible Lack of Resources of Selling Securityholders. The Selling Securityholders may be deemed to be Underwriters pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Common Stock offered hereby pursuant to the terms of the Securities Act if certain provisions of the Securities Act are not complied with by them. There can be no assurance that any of the Selling Securityholders have the financial resources to discharge any such liability.

     17. General. Because of factors discussed above and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the Company's financial condition may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the semiconductor packaging and computer industries, changes in earnings estimates and recommendations by analysts and other events.



                          YEAR 2000 ISSUES

     The Company has developed preliminary plans to address the possible exposures related to the impact on its computer systems of the Year 2000. Key financial, information and operational systems will be assessed and plans will be developed to address required systems modifications. The financial impact of making the required systems changes is not expected to be material to the company's financial position, results of operations or cash flows.


                          USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Securityholders.

                      SELLING SECURITYHOLDERS

     All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Securityholders named below. The Company will receive none of the proceeds from the sale of shares offered hereby. To the best knowledge of the Company, none of the Selling Securityholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years.

     The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Securityholders as of February 15, 1998 and the number of such shares included for sale in this Prospectus, assuming the sale of all Shares being offered by this Prospectus. After giving effect to the offering, the Selling Securityholders will beneficially own no shares of Common Stock of the Company. The shares offered hereby consist of
(i) an estimated 2,000,000 shares issuable upon conversion of an aggregate of 600 shares of Series A Preferred sold in a private placement completed on February 11, 1998, and (ii) 150,000 shares issuable upon the exercise of Common Stock Purchase Warrants (the "Warrants") granted by the Company in connection with such private placement. The Warrants are exercisable during the period beginning February 11, 1998 and ending February 11, 2003 at an exercise price of $6.10 per share.
                          Shares Owned     Shares
                              Prior        Offered        Shares Owned
Selling Securityholders    to Offering     Hereby       After Offering

AGR Halifax Fund, Ltd.
  (1)(2)(3)                   625,377       625,377             --

Leonardo, L.P. (1)(2)         257,508       257,508             --

GAM Arbitrage Investments,
  Inc. (1)(2)                  27,590        27,590             --

AG Super Fund International
   Partners, L.P. (1)(2)       27,590        27,590             --

Raphael, L.P. (1)(2)           55,180        55,180             --

Ramius Fund, Ltd. (1)(2)       91,967        91,967             --

Pine Street Asset Management,
  L.P. (1)(2)                  18,393        18,393             --

Samuel R. Shipley (1)(4)        7,500         7,500             --

Kevin J. Raidy (1)(4)           7,500         7,500             --

Bradley J. Ackerman (1)(4)     15,000        15,000             --

------------------
(1) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Securityholders. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby and included in the Registration Statement, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred or upon exercise of the Warrants by reason of, in the case of the Series A Preferred, the floating conversion price mechanisms applicable to the Series A Preferred, or, in the case of Series A Preferred and the Warrants, by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(2) The number of shares shown includes the following number of shares of Common Stock issuable upon exercise of Warrants: AGR Halifax Fund, Ltd., 68,000; Leonardo, L.P., 28,000 shares; GAM Arbitrage Investments, Inc., 3,000 shares; AG Super Fund International Partners, L.P., 3,000 shares; Raphael, L.P., 6,000 shares; Ramius Fund, Ltd., 10,000 shares; and Pine Street Asset Management, L.P., 2,000 shares. The remainder of the shares shown for the Selling Securityholder is based on a conversion price of $6.10, which, pursuant to the terms of the Series A Preferred, would have been the conversion price of the Series A Preferred had it actually been converted on February 15, 1998.

(3) Pursuant to the terms of the Series A Preferred, the shares of Series A Preferred are convertible by any holder only to the extent that the number of shares owned by such holder and its affiliates would not exceed 4.9% of the then outstanding Common Stock of the Company. Accordingly, to the extent the number of shares of Common Stock owned by any Selling Securityholder and its affiliates exceeds 4.9% of the then outstanding Common Stock of the Company, the number of shares of Common Stock that such Selling Securityholder could beneficially own at any given time through its ownership of the Series A Preferred would be limited. In that regard, beneficial ownership of this Selling Securityholder as set forth in this table is not determined in accordance with Rule 13d-3 under the Exchange Act.


(4) Shares shown consist solely of shares of Common Stock issuable upon exercise of Warrants.

                           PLAN OF DISTRIBUTION

     The Shares may be offered for sale from time to time by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest, to various purchasers, or they may be retained. The Selling Securityholders may elect to sell the Shares in negotiated transactions at prices and on terms related to the then-current market price or otherwise, or in market transactions, or to pledgees, donees or other transferees, in each case without the participation of underwriters, brokers or dealers. The Selling Securityholders, or their pledgees, donees, transferees or other successors in interest, may also from time to time offer the Shares through brokers, dealers or agents, or through underwriters, who may receive underwriting discounts, concessions or commissions from the Selling Securityholders, or their pledgees, donees, transferees or other successors in interest, and/or the purchasers for whom they act as agent. In that event, the offers or sales may be made (i) by a block trade in which a broker or dealer, engaged for the purpose, will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) by purchases by a broker or dealer as principal and resale by such broker or dealer for its own account, (iii) by ordinary brokerage transactions or transactions in which the broker solicits purchasers,
(iv) with the permission of the Company, in an underwritten transaction, or (v) otherwise. In the event that brokers or dealers are engaged by the Selling Securityholders, or their pledgees, donees, transferees or other successors in interest, such brokers or dealers may arrange for other brokers or dealers to participate.

     Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In offering the Shares, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     The Selling Securityholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling
Securityholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify the Selling Securityholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Securityholders or their prospective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

     The public offering of the Shares by the Selling Securityholders will terminate on the earlier of (a) five years from the date of this Prospectus (subject to extension in the event dispositions of Shares under the Registration Statement of which this Prospectus is a part are suspended by the Company as permitted under the Registration Rights Agreement), or (b) the date on which all Shares have been sold by the Selling Securityholders.

     The Company will pay certain expenses incidental to the offering and sale of the Shares to the public estimated to be approximately $20,000. The Company will not pay for, among other expenses, selling expenses or underwriting discounts, if applicable.


                 DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

COMMON STOCK

     As of February 15, 1998, there were 12,219,366 shares of Common Stock outstanding and held of record by 298 shareholders.

     The holders of Common Stock are entitled to one vote for each share held. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive all assets of the Company available for distribution to shareholders, subject to any preferential rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering, will be fully paid and non-assessable.



PREFERRED STOCK

     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, without any further vote or action by shareholders. The issuance of Preferred Stock could adversely effect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Board of Directors of the Company has designated 1,000 shares of the Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred") with the rights, preferences, privileges and terms set forth in the Company's Fourth Articles of Amendment of Amended and Restated Articles of Incorporation ("Articles of Amendment"). On February 11, 1998, the Company issued 600 shares of Series A Preferred for an aggregate purchase price of $6,000,000. In the event certain conditions are met, the Company has the right to cause the issuance of 400 additional shares of Series A Preferred.

     Holders of Series A Preferred are entitled to receive a dividend of 5% per annum of the purchase price of such shares, payable quarterly, at the option of the Company either in cash or as an accrual to the purchase price utilized in computing the number of shares of Series A Preferred issuable on conversion. So long as any Series A Preferred is outstanding, no dividends may be paid nor shall any distribution be made, on Common Stock or other shares junior in rank to the Series A Preferred ("Junior Shares") unless all dividends for all past quarterly dividend periods have been paid or declared and a sum of cash or amount of shares sufficient for the payment thereof set apart.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred are entitled to receive in cash from the assets of the Company, before any amount shall be paid to holders of Junior Shares, an amount per share of Series A Preferred equal to the sum of (i) the purchase price for such share and (ii) any accrued but unpaid dividends thereon. If the amounts available for distribution are insufficient to pay the full amount due to holders of Series A Preferred, and shares of other classes or series of preferred stock of the Company that are of equal rank to the Series A Preferred then each holder of Series A Preferred and such other shares shall receive a percentage of the amounts available for distribution ratably in proportion to the respective amounts of such assets to which they otherwise would be entitled.

     Holders of Series A Preferred shall have no voting rights except as required by law or as specified in the Articles of Amendment. Pursuant to the Articles of the Amendment, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred is required for (i) any amendment to the Company's Articles of Incorporation which would alter the rights and preferences of the Series A Preferred or otherwise impair the rights of the holders of Series A Preferred relative to the holders of the Common Stock or the holders of any other class of capital stock, or (ii) any issuance of more than the 1,000 shares of Series A Preferred.

     Shares of Series A Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted plus accrued dividends are divided by a conversion price defined as the lower of (i) $6.10, subject to adjustment in the event of certain dilutive issuances of securities by the Company or for stock splits or similar events (the "Fixed Conversion Price"), or (ii) a percentage of the average closing bid price of the Common Stock for the five days immediately preceding conversion equal to 92%, if conversion occurs during the period beginning 120 days and ending 180 days after issuance of the Series A Preferred, or 90%, if conversion occurs after 180 days from issuance of the Series A Preferred. The conversion of Series A Preferred into shares of Common Stock may not occur during the period prior to 120 days after issuance except at the Fixed Conversion Price. All outstanding Series A Preferred will automatically convert into Common Stock, at the then applicable conversion price, on the fifth anniversary of issuance. In addition, the Company has the right to require that all unconverted shares of Series A Preferred be converted to Common Stock at any time if the closing bid price of the Common Stock is equal to $12.00 per share for a period of twenty consecutive trading days.

     In the event of a merger or other transaction which results in the shareholders of the Company owning less than 50% of the voting power or common equity of the Company, a transfer by the Company of all or substantially of its assets or the fixing of a record date for the declaration of a distribution or dividend (other than a dividend payable in Common Stock), the holders of Series A Preferred may, at their option, participate in any such transaction as a class with the holders of Common Stock, or may require that the Company redeem such Series A Preferred at a redemption price equal to 120% of such holders' purchase price plus accrued but unpaid dividends. In addition, upon the occurrence of certain "Triggering Events", including suspension for a period of 30 consecutive days of a registration statement covering shares issuable upon conversion of Series A Preferred, failure of the Common Stock to be listed, or suspension of trading in the Company's Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market for a period of five consecutive days or notice by the Company to any holder of Series A Preferred of its intention not comply with proper requests for conversion of Series A Preferred, each holder of Series A Preferred shall have the right at such holder's option, to require the Company to redeem all or a portion of such holder's Series A Preferred shares at a price (the "Redemption Price") equal to the greater of (i) the sum of 125% of the purchase price of such Series A Preferred shares plus any accrued but unpaid dividends thereon and (ii) the product of the applicable conversion rate for such Series A Preferred multiplied by the closing bid price of the Common Stock as of the date immediately preceding such Triggering Event. In no event shall the Company be obligated to issue upon conversion of the Series A Preferred, in the aggregate, more than a number of shares of Common Stock which, when added to the number of shares issuable upon exercise of the Warrants, shall equal 19.99% of the outstanding shares of Common Stock of the Company (the "Exchange Cap"). If after the fourth anniversary of issuance of the Series A Preferred, conversion of the Series A Preferred would result in the issuance of a number of shares of Common Stock in excess of the Exchange Cap, and the Company is not able to secure shareholder approval of such issuance or a waiver of applicable Nasdaq rules, the Company shall be required within 120 days thereafter to redeem all of the Series A Preferred at the Redemption Price, calculated as of the date the holder requested conversion.

FLORIDA LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

     Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

     The Company's Amended and Restated Articles of Incorporation provide that the authorized number of directors may be changed only by resolution of the Board of Directors, that the Board of Directors is classified into three classes, only one of which shall be elected at any given annual meeting and that directors can only be removed for cause. These provisions, which require the vote of at least two-thirds of the shareholders to amend, could have the effect delaying, deterring or preventing a change in control of the Company or depress any market price of the Common Stock or discouraging hostile bids in which shareholders of the Company could receive a premium for their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed as the transfer agent and the registrar for the Company's Common Stock.


                              EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of The Panda Project, Inc. for the year ended March 31, 1997 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All these expenses will be paid by the Company.

NATURE OF EXPENSE
-----------------

SEC registration fee...................................  $   3,006
Legal and accounting fees and expenses.................     15,000 *
Miscellaneous                                                1,994 *
                                                         ---------
                                                  TOTAL  $  20,000 *
*  Estimated                                             =========

Item 15.  Indemnification of Directors and Officers.

Florida Business Corporation Act.

     Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action of proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person who is or was a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850(2) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850 of the FBCA further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided pursuant to Section 607.0850 is not exclusive; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification of advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Articles of Incorporation of the Registrant

     The Articles of Incorporation of the Registrant (the "Articles") provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Registrant will indemnify any person who is or was a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serves or served any other enterprise at the request of the Registrant. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     In addition, the Articles provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Articles do not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation under Section 607.0834 of the FBCA (which imposes liability upon directors for unlawful distributions); (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles.

Indemnification

     The Registrant has entered into or intends to enter into Indemnification Agreements with its directors (collectively, the "Agreements") which provide that each director is entitled to indemnification to the fullest extent permitted by applicable law. Such indemnification will cover all expenses, liabilities, judgments (including punitive and exemplary damages), penalties, fines (including excise taxes relating to employee benefit plans and civil penalties) and amounts paid in settlement which are incurred or imposed upon the director if the director is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative (including actions by or in the right of the Registrant and any preliminary inquiry or claim by any person or authority), by reason of the fact that the director is or was a director, officer, employee or agent of the Registrant or is or was serving at the Registrant's request as a director, officer, employee or agent of another corporation (including a subsidiary), partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof (collectively, the "Covered Matters"). Pursuant to the Agreements, the directors are presumed to be entitled to indemnification irrespective of whether the Covered Matter involves allegations of intentional misconduct, alleged violations of Section 16(b) of the Exchange Act, alleged violations of Section 10(b) of the Exchange Act (including Rule 10b-5 thereunder), breach of the director's fiduciary duties (including duties of loyalty or care) or any other claim.

     In addition to the foregoing, the Company maintains a director and officer liability insurance policy insuring directors and officers of the Registrant against certain liabilities.

Item 16.  Exhibits.

     See the Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

Item 17.  Undertakings.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 6th day of March, 1998.

                                     THE PANDA PROJECT, INC.


                                     By:   /S/ Stanford W. Crane, Jr.
                                         -----------------------------
                                            Stanford W. Crane, Jr.
                                            President

                      POWER OF ATTORNEY


     We, the undersigned officers and directors of The Panda Project, Inc., hereby severally constitute Stanford W. Crane, Jr., C. Daryl Hollis and Gilbert B. Kaplan and any of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said Registration Statement (including post-effective amendments, exhibits thereto and other documents in connection therewith) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable The Panda Project, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                           Date
---------                    -----                           ----

/s/ Stanford W. Crane, Jr.
-------------------------- Chief Executive Officer, )  March 9, 1998
Stanford W. Crane, Jr.     President and Director   )
                           (Principal Executive     )
                           Officer)                 )
                                                    )
/s/ C. Daryl Hollis                                 )
-------------------------- Executive Vice President )  March 9, 1998
C. Daryl Hollis            and Chief Financial      )
                           Officer (Principal       )
                           Financial and            )
                           Accounting Officer)      )
                                                    )
/s/ James T. A. Wooder                              )
-------------------------- Director                 )  March 9, 1998
James T. A. Wooder                                  )
                                                    )
                                                    )
/s/ Claud L. Gingrich                               )
-------------------------- Director                 )  March 9, 1998
Claud L. Gingrich                                   )
                                                    )
/s/ Rao R. Tummala                                  )
-------------------------- Director                 )  March 9, 1998
Rao R. Tummala                                      )

                              Exhibit Index


Exhibit             Description of Exhibit                        Page
-------             ----------------------                        ----

  3.1      --       Amended and Restated Articles of
                    Incorporation of the Company,
                    as amended (filed as Exhibit 3.1 to
                    the Company's Registration Statement
                    on Form S-3 filed November 3, 1997
                    (File No. 333-39287)) ...............          *

  3.2      --       Amended and Restated By-Laws of the
                    Company (filed as Exhibit 3.2 to the
                    Company's Registration Statement on
                    Form S-3 filed November 3, 1997
                    (File No. 333-39287)) ..............           *

  3.3      --       Fourth Articles of Amendment of Amended
                    Restated Articles of Incorporation (filed as
                    Exhibit 4.1 to the Company's Current Report
                    on Form 8-K filed February    , 1998)          *

  4.1      --       Specimen Certificate of Common Stock of
                    the Company (filed as Exhibit 4.1 to the
                    Company's Registration Statement on
                    Form SB-2 (File No. 33-76694-A))               *

  5.1      --       Opinion of Holland & Knight

  23.1     --       Consent of Holland & Knight (included in
                    Exhibit 5.1)

  23.2     --       Consent of Price Waterhouse LLP

  24.1     --       Power of Attorney (included on page II-7)



------------------------------
*   Incorporated herein by reference.

                      THE PANDA PROJECT, INC.
                         901 YAMATO ROAD
                       BOCA RATON, FL  33431

                                              March 9, 1998

BY EDGAR
--------

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

     RE:  The Panda Project, Inc.
          Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

     On behalf of The Panda Project, Inc. (the "Company"), enclosed is a Registration Statement on Form S-3 covering 2,150,000 shares of Common Stock of the Company.

     The Company does not intend to seek effectiveness for this Registration Statement until after the filing of its Form 10-K, which is anticipated will occur later this month.

     Please acknowledge receipt of this filing in accordance with EDGAR procedures.

     Thank you for your attention to this matter.

                                Very truly yours,



                                /s/ C. Daryl Hollis
                                -----------------------
                                C. Daryl Hollis
                                Chief Financial Officer